Exhibit 21.1

Subsidiaries of the Registrant

Gymboree Manufacturing, Inc., a California corporation.

Gym-Mark, Inc., a California corporation.

The Gymboree Stores, Inc., a California corporation.

Gymboree Retail Stores, Inc., a California corporation.

Gymboree Logistics Partnership, a California General partnership, wholly owned by The Gymboree Stores, Inc.

and Gymboree Retail Stores, Inc.

Gymboree Play Program, Inc., a California corporation.

Gymboree Operations, Inc., a California corporation.

Gymboree, Inc., a Canadian and Delaware corporation.

Gymboree Industries Ltd., a Republic of Ireland Limited Company, wholly owned by Gymboree Industries Holdings Ltd.

Gymboree of Ireland, Ltd., a Republic of Ireland Limited Company.

Gymboree U.K. Leasing Ltd., a United Kingdom Limited Company.

Gymboree U.K. Ltd., a United Kingdom Limited Company.